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                                                                    EXHIBIT 12.1


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                 Six Months Ended
                                                                    Year Ended May 31,                              November 30,
                                                  --------------------------------------------------------    --------------------
                                                    1991        1992        1993        1994        1995        1995        1994
                                                  --------   ---------    --------    --------    --------    --------    --------
                                                            (In thousands, except ratios)
Earnings:
  Income (loss) before income taxes. . . . . . .  $ 40,942   $(146,828)   $203,576    $378,462    $522,084    $284,838    $258,387
  Add back: Interest expense, net of
              capitalized interest . . . . . . .   196,982     176,321     168,762     152,170     130,923      53,497      71,692
            Amortization of debt
              issuance costs . . . . . . . . . .     1,634       2,570       4,906       2,860       2,493         841       1,327
            Portion of rent expense
              representative of
              interest factor. . . . . . . . . .   292,840     299,012     262,724     285,261     329,370     184,595     155,701
                                                  --------   ---------    --------    --------    --------    --------    --------

  Earnings as adjusted . . . . . . . . . . . . .  $532,398   $ 331,075    $639,968    $818,753    $984,870    $523,771    $487,107
                                                  --------   ---------    --------    --------    --------    --------    --------
                                                  --------   ---------    --------    --------    --------    --------    --------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . . . . . . . . .  $196,982   $ 176,321    $168,762    $152,170    $130,923    $ 53,497    $ 71,692
  Capitalized interest . . . . . . . . . . . . .    35,442      26,603      31,256      29,738      27,381      20,563      11,970
  Amortization of debt issuance costs. . . . . .     1,634       2,570       4,906       2,860       2,493         841       1,327
  Portion of rent expense
    representative of interest factor. . . . . .   292,840     299,012     262,724     285,261     329,370     184,595     155,701
                                                  --------   ---------    --------    --------    --------    --------    --------

                                                  $526,898   $ 504,506    $467,648    $470,029    $490,167    $259,496    $240,690
                                                  --------   ---------    --------    --------    --------    --------    --------
                                                  --------   ---------    --------    --------    --------    --------    --------

  Ratio of Earnings to Fixed Charges . . . . . .       1.0       (A)           1.4         1.7         2.0         2.0         2.0
                                                  --------    ---------   --------    --------    --------    --------    --------
                                                  --------    ---------   --------    --------    --------    --------    --------


(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.